Exhibit 99.(a)

                 First Bancorp Announces Cash Dividend Increase

     TROY, N.C., Aug. 25 /PRNewswire-FirstCall/ -- The Board of Directors of First Bancorp (Nasdaq: FBNC), the parent company of First Bank, has declared a cash dividend of 25 cents per share payable October 25, 2004 to shareholders of record as of September 30, 2004. The 25 cents per share dividend rate represents a 4.2% increase over the previous dividend rate of 24 cents per share and is the 16th straight year that the Company has raised its dividend.

    "On behalf of the Board of Directors of First Bancorp, we are pleased to be able to increase the dividend rate. We felt that a dividend increase was appropriate given the continued success of the Company," stated President and CEO Jimmie Garner.

    First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.6 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 59 branch offices, with 53 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.

    Please visit our website at http://www.firstbancorp.com . For additional information, please contact:

     Mr. James H. Garner

     President & Chief Executive Officer

     Telephone: (910) 576-6171



SOURCE  First Bancorp
    -0-                             08/25/2004
    /CONTACT: James H. Garner, President & Chief Executive Officer of First Bancorp, +1-910-576-6171/
    /Web site:  http://www.firstbancorp.com /
    (FBNC)

CO:  First Bancorp
ST:  North Carolina
IN:  FIN
SU:  DIV